Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calithera Biosciences, Inc. 2014 Equity Incentive Plan and the Calithera Biosciences, Inc. 2014 Employee Stock Purchase Plan of our reports dated March 11, 2020, with respect to the consolidated financial statements of Calithera Biosciences, Inc. and the effectiveness of internal control over financial reporting of Calithera Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 11, 2020